Exhibit 15.3


                                 FUTUREMEDIA PLC

                         COMPENSATION COMMITTEE CHARTER

                             Adopted On May 19, 2005

I.    PURPOSE

1.1 The purpose of the Compensation Committee (the "Committee") of Futuremedia PLC (the "Company") shall be to assist the Board of Directors in the discharge of its responsibilities with respect to executive compensation in accordance with the terms set forth herein.

1.2 The goals of the Compensation Committee are to ensure that the Company's compensation programs:

      (a) are fair and appropriate to enable the Company to attract, retain and motivate superior individuals as executives and managers;

      (b)   are reasonable in view of the Company's overall economic situation;

      (c) support and reinforce the Company's long-term strategic goals and align the compensation of executives of the Company with stockholder interests; and

      (d) comply with all applicable laws and regulations including without limitation the rules of the The Nasdaq Stock Market (the "Nasdaq Rules").

II. COMPOSITION AND INDEPENDENCE

2.1 Number. The Committee shall consist of at least three directors. The members of the Committee shall be appointed by resolution of the Board of Directors of the Company (the "Board"), and each member of the Committee shall serve at the discretion of the Board.

2.2 Qualifications. All directors on the Committee shall satisfy the general requirements of the Nasdaq Rules for "independent" directors.

III. FUNCTIONS AND AUTHORITY

3.1 General Limitation. The operation of the Committee will be subject to the provisions of the Company's Articles of Association, as in effect from time to time, and to the applicable provisions of English law.

3.2 General Responsibilities. The Committee will have the full power and authority to carry on the following responsibilities shall:

      (a) periodically review and approve the Company's overall philosophy regarding executive compensation;

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      (b)   review and approve compensation of Senior Officers of the Company as more fully described in Section 3.3 hereof;

      (c) propose, or review and make recommendations of management with respect to, and adopt or amend executive compensation plans, subject to the approval of stockholders to the extent required by law or the listing requirements of any market on which its securities are traded;

(d) administer the Company's equity-based compensation plans as more fully described in Section 3.4 hereof;

      (e) annually issue a report on executive compensation in accordance with the applicable provisions of English law;

      (f) recommend compensation for the Company's Board of Directors and each committee thereof for review and approval by the full Board of Directors; and

      (g)   provide   continuous   oversight   over  all  matters  of  executive
            compensation.

3.3 Compensation of Senior Officers.

      (a)   The Committee shall:

            (i) evaluate the performance of the Chief Executive Officer and other Senior Officers;

            (ii)  receive  and  review   evaluations  by  the  Company's   Chief
                  Executive Officer of the other Senior Officers; and

            (iii) receive and review the  recommendations of the Chief Executive
                  Officer for the compensation of the other Senior Officers.

      (b) The Committee shall review and approve the compensation of the Chief Executive Office and each other Senior Officer, including:

            (i)   the annual base salary level;

            (ii)  bonus and other annual incentives;

            (iii) any  grants of  equity  compensation  or any  other  long-term incentives;

            (iv) employment agreements, severance arrangements, and change in control provisions/agreements, in each case to the extent applicable;

            (v)   any   arrangements   between   the  Senior   Officer  and  any
                  subsidiary, affiliate or special purpose entity which might provide to the Senior Officer any economic benefit; and

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            (vi)  any other perquisites or supplemental benefits.

      (c) For purposes of this Charter, the term Senior Officer shall mean the Chief Executive Officer and each other individual who is a direct report to the Chief Executive Officer and has an annual base salary of (pound)50,000 or more.

3.4 Equity Compensation Plans.

      (a) The Committee shall administer the Company's equity-based compensation plans, including without limitation stock restriction, stock option, stock bonus plans. Subject to the express provisions of any particular plan, this shall include determining the rules and regulations related to the plan, determining eligibility to participate, establishing guidelines for the grant of awards, granting of awards, modifying or canceling existing grants, and establishing the terms, conditions, limitations and restrictions of awards.

      (b) The Committee may delegate authority to one or more of its members as a subcommittee, or to the Company's Chief Executive Officer, to grant equity awards to persons other than Senior Officers within such general parameters as may be established under any equity compensation plan or by resolution of the Committee.

3.5 Other.

      (a) The Committee shall have the authority to hire at Company expense independent compensation consultants to advise it with respect to matters related to executive compensation.

      (b) The Committee shall, at such times as it determines appropriate, review market data from third party consultants, trade associations and others to assess the Company's competitive position for the various components of compensation (base compensation, annual incentives, long term incentives).

IV. ADMINISTRATION

4.1 The Committee's chairperson shall be designated by the full Board of Directors or, if it does not do so, the Committee members shall elect a chairperson by vote of a majority of the full Committee.

4.2 The Committee will hold meetings whenever and for whatever purposes the Committee deems appropriate. The Committee may meet by telephone or video conference and may take action by written consent. A majority of the members of the Committee shall constitute a quorum. The Committee shall meet in executive session when appropriate (such as when considering the executive compensation of the Chief Executive Officer).

4.3 Minutes of each Committee meeting will be kept and distributed to each member of the Committee, members of the Board who are not members of the Committee and the Secretary of the Company. The Committee will report to the Board whenever so requested by the Board.

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4.4 The  Committee  shall  annually  review and assess  the  performance  of the
Committee and, if appropriate, make recommendations to the Board for any changes in its role or this Charter.



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